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                                                                    EXHIBIT 10.6

                          DURA AUTOMOTIVE SYSTEMS, INC.
                   2003 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                        (EFFECTIVE AS OF JANUARY 1, 2003)

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                               ARTICLE 1. THE PLAN

1.1      ESTABLISHMENT OF THE PLAN.

On August 16, 2001, the Board adopted a resolution authorizing the Company to adopt a supplemental executive retirement plan (the "Proposed 2001 SERP"). The implementation of the Proposed 2001 SERP was subsequently delayed until at least January 1, 2003. The Company and Dura Operating Corp. then entered into Key Employee Continuation & Benefits Agreements dated as of April 4, 2002 ("Interim Agreements") with certain executives identified on EXHIBIT A, which, by their terms, expire on December 31, 2002.

On December 17, 2002, the Board approved the adoption of a new supplemental executive retirement plan which supercedes and replaces the Proposed 2001 SERP and the Interim Agreements.

Accordingly, the Company hereby establishes this supplemental retirement plan for eligible Executives of the Company and its participating Affiliates. This plan shall be known as the Dura Automotive Systems, Inc. 2003 Supplemental Executive Retirement Plan (the "Plan").

No benefits shall accrue or be payable under the Proposed 2001 SERP to any person. The Company further confirms that the Interim Agreements expire at 11:59 p.m. on December 31, 2002, and this Plan shall become effective on 12:01 a.m. on January 1, 2003.

1.2      PURPOSE OF THE PLAN.

The Plan supplements retirement income benefits provided to eligible Executives under the Company's qualified and non-qualified retirement plans.

The Plan is intended to be a plan maintained for the purpose of providing deferred compensation to a "select group of management or highly compensated employees" within the meaning of ERISA Section 201(2). Benefits provided under this Plan shall be paid solely from the general assets of the Company. This Plan, therefore, is intended to be exempt from the participation, vesting, funding and fiduciary requirements of Title I of ERISA.

1.3      APPLICABILITY OF THE PLAN.

This Plan applies only to eligible Executives who are in the active employ of the Company or a participating Affiliate on or after January 1, 2003.

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                             ARTICLE 2. DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural, whichever is appropriate in the context.

2.1      ACTUARIAL EQUIVALENT.

(a) General Rule. Actuarial Equivalent means a benefit having the same value as the benefit that it replaces. Except as otherwise provided in subsection (b), Actuarial Equivalence shall be based on--

         (1)      the UP-1984 mortality table (unisex); and

         (2)      a 7.5 percent interest rate compounded annually.

(b) Lump Sum Payments. Notwithstanding subsection (a) above, the value of lump sum payments shall be computed based on the assumptions used for FAS 87 purposes.

2.2      AFFILIATE.

Affiliate means-

(a) any corporation while it is a member of the same "controlled group" of corporations (within the meaning of Code Section 414(b)) as the Company;

(b) any other trade or business (whether or not incorporated) while it is under "common control" (within the meaning of Code Section 414(c)) with the Company;

(c) any organization during any period in which it (along with the Company) is a member of an "affiliated service group" (within the meaning of Code Section 414(m)); or

(d) any other entity during any period in which it is required to be aggregated with the Company under Code Section 414(o).

2.3      BENEFICIARY.

Beneficiary means the person designated by the Participant to receive any benefits due after his or her death under an optional form of payment under
Section 4.4(b).

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2.4      BENEFIT COMMENCEMENT DATE.

Benefit Commencement Date means the date on which a Participant's retirement benefits shall commence under Article 4.

(a) Normal Retirement. For a Participant who incurs a Termination of Service on or after reaching age 65, the Benefit Commencement Date shall be the Participant's Normal Retirement Date (provided he or she is then eligible for a benefit under Section 4.1(a)).

(b) Early Retirement. For a Participant who incurs a Termination of Service before reaching age 65, but who is eligible for a benefit under Section 4.2(a), the Benefit Commencement Date shall be the later of -

         (1) the first day of the month coinciding with or next following the date of the Participant's Termination of Service; or

         (2) the first day of any subsequent month elected by the Participant, provided such election was made during an election period that begins when the Executive first becomes a Participant and ends on the date that is one year prior to the Participant's Termination of Service.

                  In no event, however, may the Benefit Commencement Date elected by the Participant under subsection (b)(2) above be later than the Participant's Normal Retirement Date.

                  The election under subsection (b)(2) shall be made in a manner prescribed by the Plan Administrator. An election of a Benefit Commencement Date under subsection (b)(2) may be revoked or modified, in accordance with rules prescribed by the Plan Administrator, at any time before the end of the election period. An election that occurs less than one year before the Participant's Termination of Service shall be null and void. However, an election that is made by an Executive during the month in which he or she first becomes a Participant shall be valid even if such election is less than one year before the Participant's Termination of Service.

(c) Disability Retirement. For a Participant who incurs a Termination of Service on account of Disability, but before becoming eligible for a benefit under Section 4.1(a) or 4.2(a), the Benefit Commencement Date shall be the later of--

         (1) the first day of the month coinciding with or next following the date the Participant attains age 55 (provided he or she is still disabled); or

         (2) the first day of any subsequent month elected by the Participant (provided the Participant is still disabled on such date), provided however, that any

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                  such election is made at least one year before the Participant attains age 55.

                  The election under subsection (c)(2) shall be made in a manner prescribed by the Plan Administrator. An election of a Benefit Commencement Date under subsection (c)(2) may be revoked or modified, in accordance with rules prescribed by the Plan Administrator, at any time before the Participant attains age
                  55. An election that occurs less than one year before the Participant's attainment of age 55 shall be null and void.

(d) Change In Control. For a Participant who is eligible for a benefit under Section 4.5(a), the Benefit Commencement Date shall be the later of -

         (1) the first day of the month coinciding with or next following the Participant's Termination from Service; or

         (2) the first day of any subsequent month elected by the Participant, provided such election was made within thirty days after the Change in Control.

                  In no event, however, may the Benefit Commencement Date elected by the Participant under subsection (d)(2) above be later than the Participant's Normal Retirement Date.

                  The election under subsection (d)(2) shall be made in a manner prescribed by the Plan Administrator.

2.5      BOARD.

Board means the Company's Board of Directors.

2.6      CAUSE.

Cause means "Cause" as defined in a Participant's employment agreement. If no such agreement is in effect, "Cause" means willful conduct that is materially injurious to an Employer, monetarily or otherwise. No act or failure to act shall be considered "willful" unless the Participant has acted, or failed to act, without a reasonable belief that his or her action or failure to act was in the best interest of an Employer.

2.7      CHANGE IN CONTROL.

Change in Control means any one or more of the following circumstances:

(a) The Company is merged, consolidated, or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then

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         outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as defined in subsection below) of the Company immediately prior to such transaction.

(b) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer.

(c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") disclosing that any person (as the term "person" is used in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined in under Rule 13d-3 or any successor rule or regulation published under the Exchange Act) of securities representing 35 percent or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock").

(d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then existing contract or transaction.

(e) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding subsections (c) or (d) above, unless otherwise determined in a specific case by a majority vote of the Board, a Change in Control shall not be deemed to have occurred for purposes of subsection (c) or (d) solely because (i) the Company, (ii) an entity which the Company directly or indirectly beneficially owns 50 percent or more of the voting securities (a "Subsidiary"), or (iii) any employee stock ownership plan or any other employee benefit plan of the Company or a Subsidiary either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing a beneficial ownership by it of shares of Voting Stock, whether in excess of 35 percent or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

The Committee (or the Board in the absence of the Committee) shall have the specific authority to determine whether a Change in Control has occurred under this section.

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2.8      CODE.

Code means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code shall also be deemed to refer to the regulations under that section.

2.9       COMMITTEE.

Committee means the Compensation Committee of the Board.

2.10     COMPANY.

Company means Dura Automotive Systems, Inc., or any successor thereto who agrees to adopt and continue this Plan.

2.11     COMPENSATION.

Compensation means, for any Plan Year, a Participant's salary and wages earned by the Participant for services rendered to the Company in such Plan Year, including base pay and bonus. Compensation shall also include any amount that is deferred by the Participant under a salary reduction agreement and that is not includible in the gross income of the Participant under Code Sections 125, 402(e)(3) or 402(h)(1)(B), and shall further include bonus payments deferred by the Participant into the Deferred Income Leadership Stock Purchase Plan or any other deferral of income into a non-qualified deferred compensation plan established by the Company or an Affiliate.

2.12     DISABILITY.

Disability means any physical or mental condition that renders a Participant "totally disabled" under the Company's long-term disability plan.

2.13     ERISA.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time. A reference to a particular section of ERISA shall also be deemed to refer to the regulations under that section.

2.14     EMPLOYER.

Employer means the Company and each Affiliate that has adopted this Plan for the benefit of its eligible Executives.

2.15     EXECUTIVE.

Executive means any individual employed by the Company or an Affiliate who is designated by the Committee as a Participant in this Plan.

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2.16     FINAL AVERAGE COMPENSATION.

Final Average Compensation means the monthly average of a Participant's Compensation for the three calendar years of employment, selected from the last five calendar years of employment, which produce the highest average. The monthly average shall equal the total Compensation earned during the three highest years divided by 36.

2.17     NORMAL RETIREMENT DATE.

Normal Retirement Date means the first day of the month coinciding with or next following the later of the date on which the Participant attains age 65 or incurs a Termination of Service.

2.18     PARTICIPANT.

Participant means an Executive who has met, and continues to meet, the eligibility requirements under section 3.1.

2.19     PERIOD OF MILITARY DUTY.

Period of Military Duty means, with respect to an Executive who served as a member of the armed forces of the United States and who was reemployed by the Employer at a time when the Executive had a right to reemployment in accordance with seniority rights as protected under Chapter 43 of Title 38 of the U.S. Code, the period of time from the date the Executive was first absent from active work for the Employer because of such military duty to the date the Executive was reemployed.

2.20     PERIOD OF SEVERANCE.

Period of Severance means the period of time beginning on an Executive's Severance Date and ending on the date he or she again performs an hour of service for an Employer.

2.21     PLAN.

Plan means this Plan, as amended from time to time.

2.22     PLAN ADMINISTRATOR.

Plan Administrator means the Committee, or any successor to the Committee designated by the Board.

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2.23     PLAN YEAR.

Plan Year means the calendar year.

2.24     SEVERANCE DATE.

Severance Date means the earlier of (a) the date on which an Executive quits, retires, dies or is discharged, or (b) the first anniversary of the date an Executive begins a one-year absence from service (with or without pay). This absence may be the result of any combination of vacation, holiday, sickness, disability, leave of absence or layoff.

2.25     TERMINATION OF SERVICE.

Termination of Service means the last date on which the Executive is compensated as an employee of the Company or an Affiliate.

2.26     YEARS OF SERVICE.

Years of Service means a Participant's period of service with the Company, an Affiliate, or any predecessor of the Company or an Affiliate. "Years of Service" are measured from an Executive's employment commencement date (or re-employment commencement date) to his or her most recent Severance Date. Years of Service shall be reduced by any Period of Severance that occurred prior to his most recent Severance Date, unless such Period of Severance is included under the service spanning rule below. This period of Years of Service shall be expressed as years and fractional parts of a year on the basis that 365 days equal one year.

A Period of Military Duty shall be included as service with an Employer to the extent it has not already been credited.

Under the service spanning rule, a Period of Severance shall be deemed to be a Period of Service under either of the following conditions:

(a) The Period of Severance immediately follows a period during which an Executive is not absent from work and ends within 12 months; or

(b) The Period of Severance immediately follows a period during which an Executive is absent from work for any reason other than quitting, being discharged or retiring (such as a leave of absence or layoff) and ends within 12 months of the date he or she was first absent.

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                            ARTICLE 3. PARTICIPATION

3.1      ELIGIBILITY.

An Executive shall first be recommended for participation by the Chief Executive Officer and shall become a Participant on the first day of the month following the date on which he or she is designated by the Committee as eligible to participate in this Plan.

However, notwithstanding the above, an Executive shall not become a Participant in this Plan unless he or she is a member of a "select group of management or highly compensated employees" within the meaning of ERISA Section 201(2).

The Executives listed on EXHIBIT B attached hereto shall be Participants in the Plan as of January 1, 2003.

3.2      DURATION.

An Executive who becomes a Participant under Section 3.1 shall remain an active Participant until the earlier of--

(a)      the Executive's Termination of Service;

(b)      the Executive's death; or

(c) the date on which the Committee declares that the Executive is no longer eligible to participate in this Plan.

An individual whose active participation has been terminated under this Section
3.2 shall continue to be an inactive Participant until all benefits to which he or she is entitled to under this Plan have been paid. An inactive Participant shall not be credited with Years of Service for purposes of calculating such Participant's benefit under Article 4, but he or she shall be credited with Years of Service for vesting purposes.

3.3      CHANGE IN CONTROL.

Notwithstanding the foregoing, the Committee shall not declare that an Executive who was a Participant in this Plan as of the effective date of a Change in Control is ineligible to participate in this Plan.

                         ARTICLE 4. RETIREMENT BENEFITS

4.1      NORMAL RETIREMENT BENEFITS.

(a) Eligibility. Except as otherwise provided in Section 4.5(a) or 4.7, a Participant who incurs a Termination of Service on or after attaining age 65 shall be eligible

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         for a normal retirement benefit under this Section 4.1. Except as otherwise provided in Section 4.4, this normal retirement benefit shall be calculated and paid in the form of a single life annuity (with a 10-year certain term) commencing on the Participant's Benefit Commencement Date.

(b) Amount. A Participant who is eligible for a normal retirement benefit under subsection (a) shall be entitled to a monthly benefit equal to .75% of the Participant's Final Average Compensation multiplied by his or her Years of Service (not to exceed 35).

(c) Commencement. Payment of benefits under this Section 4.1 shall begin on the Participant's Benefit Commencement Date (as determined under
         Section 2.4 (a)).

4.2      EARLY RETIREMENT BENEFITS.

(a) Eligibility. Except as otherwise provided in Section 4.5(a) or 4.7, a Participant who incurs a Termination of Service before satisfying the eligibility requirements for a normal retirement benefit under Section 4.1(a), but after attaining age 55 and completing 5 or more Years of Service, shall be eligible for an early retirement benefit under this
         Section 4.2. Except as otherwise provided in Section 4.4, this early retirement benefit shall be calculated and paid in the form of a single life annuity (with a 10-year certain term) commencing on the Participant's Benefit Commencement Date.

(b) Amount. A Participant who is eligible for an early retirement benefit under subsection (a) shall be entitled to a monthly benefit equal to the normal retirement benefit (as determined under Section 4.1(b)), which is then reduced by 0.5 percent for each month by which the Participant's Benefit Commencement Date precedes his or her Normal Retirement Date, provided, however, that if the Participant's employment is terminated by the Employer for other than Cause, the Participant's monthly benefit shall be equal to the normal retirement benefit (as determined under Section 4.1(b)), which is then reduced by 5/12ths of one percent for each month by which the Participant's Benefit Commencement Date precedes his or her attainment of age 62.

(c) Commencement. Payment of benefits under this Section 4.2 shall begin on the Participant's Benefit Commencement Date (as determined under
         Section 2.4 (b)).

4.3      DISABILITY RETIREMENT BENEFITS.

(a) Eligibility. Except as otherwise provided in Section 4.5(a) or 4.7, a Participant who incurs a Termination of Service on account of Disability before satisfying the eligibility requirements for a normal retirement benefit under Section 4.1(a) or an early retirement benefit under Section 4.2(a) shall be eligible for a disability retirement benefit under this Section 4.3, provided the Participant remains

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         disabled until his or her Benefit Commencement Date (as determined under Section 2.4(c)). Except as otherwise provide in Section 4.4, this disability retirement benefit shall be calculated and paid in the form of a single life annuity (with a 10-year certain term) commencing on the Participant's Benefit Commencement Date.

(b) Amount. A Participant who is eligible for a disability retirement benefit under subsection (a) shall be entitled to a monthly benefit equal to the normal retirement benefit (as determined under Section 4.1(b)) --

         (1) reduced by 5/12ths of one percent for each month by which the Participant's Benefit Commencement Date precedes his or her attainment of age 62; and

         (2) reduced further by payments made to the Participant under any long-term disability plan or policy maintained by an Employer.

         For purposes of calculating the monthly benefit under this subsection
         (b), it shall be assumed that the Participant earns Compensation during the period of Disability that was in effect immediately before the Disability commenced.

(c) Commencement and Duration. Payment of benefits under this Section 4.3 shall begin on the Participant's Benefit Commencement Date (as determined under Section 2.4(c)). These payments shall continue until the date the Participant's Disability ceases (if such date occurs before the Participant reaches age 62) or the date of the Participant's death.

         A Participant who is receiving a disability retirement benefit under this Section 4.3 shall not be entitled to any other benefit under this
         Article 4. However, if the Participant's Disability ceases before he or she attains age 62, and the Participant is reemployed by the Company or an Affiliate when the Disability ends, the Participant shall then be entitled to a benefit determined under Section 4.1 or 4.2 above (whichever is applicable) calculated as of his or her subsequent Termination of Service, and considering Compensation earned before the period of Disability, imputed Compensation for the period of Disability, and Compensation earned after the period of Disability. If such Participant is not reemployed by the Company or an Affiliate, the monthly benefit payable after the Disability ends shall equal the monthly benefit that was payable during the period of Disability.

4.4      FORM OF PAYMENT.

(a)      Normal Form of Payment.

         (1) Unmarried Participant. Subject to subsection (b) below, the normal form of benefit payable to a Participant who is not married on his or her Benefit

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                  Commencement Date shall be a single-life annuity (with a
                  10-year certain term).

         (2) Married Participant. Subject to subsection (b) below, the normal form of benefit payable to a Participant who is married on his or her Benefit Commencement Date shall be an annuity which provides reduced monthly payments for the lifetime of the Participant and a survivor annuity for the lifetime of the Participant's spouse. This monthly survivor annuity shall equal 50 percent of the monthly amount, which was payable during the joint lives of the Participant and his or her spouse. The joint and survivor annuity described in this subsection (a)(2) shall be the Actuarial Equivalent of the single life annuity described in subsection (a)(1).

(b)      Optional Forms of Payment.

         (1)      In lieu of the normal form of payment specified in subsection
                  (a)(2) above, a married Participant may elect instead to receive his or her benefit under this Article 4 in the form of a single life annuity (with a 10-year certain term.)

         This election shall be made at a time, and in a manner, prescribed by the Plan Administrator, except that such election must occur during an election period that begins on the date on which the Executive first becomes a Participant and ends on the date that is one year before the Participant's Termination of Service. An election of an optional payment form under this subsection (b) may be revoked or modified, in accordance with rules prescribed by the Plan Administrator, at any time before the end of this election period. A payment form election that occurs within one year of the Participant's Termination of Service shall be null and void. However, an election that is made by an Executive during the month in which he or she first becomes a Participant shall be valid even if such election is less than one year before the Participant's Termination of Service.

         (2) Notwithstanding the foregoing, if the present value of a Participant's benefit is $50,000 or less, it shall automatically be paid as a single lump sum payment.

         Any optional form of payment under this subsection (b) shall be the Actuarial Equivalent of the single life annuity (with a 10-year certain term) payable over the lifetime of the Participant.

(c) If the Participant dies before receiving the full 120 monthly payments due under Section 4.4(a)(1) or (b)(1), the payments shall continue to the Participant's Beneficiary. The Participant shall have the right to designate in writing a Beneficiary (or Beneficiaries) to receive all or part of the benefits which may be payable in the event of the Participant's death. Such written designation of a beneficiary shall be on a form acceptable to the Plan Administrator. Such

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         designation may include primary and contingent Beneficiaries, and any
         Beneficiary designation by the Participant may be changed from time to time by similar written action. If the Participant dies without any surviving designated Beneficiary, any payments owing to the Participant under this Plan shall be paid to his or her surviving spouse, if any, otherwise to the Participant's estate.

4.5      CHANGE IN CONTROL.

(a) Eligibility for Benefits. Notwithstanding any provision in this Plan to the contrary, a Participant who is actively employed on the date of a Change in Control will be 100% vested in the Participant's accrued benefit under this Plan, notwithstanding his or her age or Years of Service as of the effective date of the Change in Control.

         The benefit payable to a Participant following a Change in Control shall be determined under subsection (c) below and such Participant shall not be entitled to any additional benefits under Section 4.1, 4.2, or 4.3.

(b) Commencement. Payment of benefits under this Section 4.5 shall be made as of the Benefit Commencement Date determined under Section 2.4(d).

(c) Amount. The monthly benefit payable under this Section 4.5 to a Participant is equal to the normal retirement benefit (determined under Section 4.1(b)), which is then reduced by 5/12ths of one percent for each month by which the Participant's Benefit Commencement Date precedes his or her attainment of age 62.

4.6      REEMPLOYMENT.

If a Participant incurs a Termination of Service and is subsequently reemployed by the Company or an Affiliate, the payment of the Participant's benefit shall be suspended and the benefit shall be recalculated upon the Participant's subsequent retirement, as determined by the Plan Administrator in its sole and absolute discretion.

At a minimum, the procedures specified by the Plan Administrator under this
Section 4.6 shall provide for:

(a) a recalculation of the Participant's benefit upon his or her subsequent retirement as if the Participant then first retires, based on Compensation and Years of Service earned by the Participant before and after the absence; and

(b) a reduction to the benefit determined under subsection (a) equal to the Actuarial Equivalent value of payments received by the Participant prior to his or her reemployment.

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4.7      FORFEITURE OF BENEFITS.

A Participant's right to receive benefits under this Plan, if any, shall terminate immediately and the Company shall have no further obligation to make any payments to the Participant or his or her Beneficiary under this Plan in the event that either of the following occurs:

(a) The Participant incurs a Termination of Service at any time because of Cause or due to gross misconduct, including but not limited to, theft, embezzlement, or any other criminal action or actions related to his or her employment involving moral turpitude, whether or not criminal or civil prosecution is sought or enforced, as determined in the sole discretion of the Committee; or

(b) If at any time the Participant violates any of the conditions described in Section 4.8, provided however, that such forfeiture pursuant to
         Section 4.8(a) shall not occur with respect to a Participant employed by the Company or an Affiliate as of the date a Change in Control occurs and whose employment is terminated within two years after such Change in Control.

4.8      CONDITIONS TO PAYMENT OF BENEFITS.

The payment of any amount to a Participant under this Plan is conditioned upon the Participant's compliance with each of the following conditions.

(a) Non-Competition. An essential part of the consideration received by the Company under this Plan is to ensure that each Participant, each of whom is a key employee of the Company, does not compete with the Company. Each Participant understands and agrees that this covenant against competition is necessary to protect the goodwill developed by the Company during the Participant's employment with the Company. Therefore, the Participant shall agree as a condition of the receipt of any benefit hereunder that he or she will not, at any time, directly or indirectly, own , manage, operate, control, participate in, enter employment with, or be connected in any manner with any person, partnership, entity or corporation engaged in or about to be engaged in producing, marketing, selling, leasing, servicing or distribution of any product and/or service which is directly competitive with any product and/or service produced, marketed, sold, leased, distributed or serviced by Company or its Affiliates. This provision of the Plan shall be binding only in the geographic areas in which the Company or its Affiliates does or has done business. The determination of the Committee shall be made in good faith and shall be final and binding on the issue of whether Participant's actions are or will be in violation of this paragraph. Participant may seek and the Committee shall provide an advance determination of whether the Participant's proposed actions will result in competition with the Company.

(b) Post-Retirement Services. During the period in which payments are being made to a Participant under this Plan, the Participant shall provide a reasonable level of advisory, consulting and public relations services as necessary, in the discretion of the Board, to the Company at its reasonable request, in order that the Company may continue to benefit from the Participant's experience, knowledge, reputation and contacts in the industry. The Participant shall be available to advise and counsel the Company's officers, directors and employees at all reasonable times by telephone, mail, e-mail or in person, but in no event exceeding 10 hours per month. However, the Participant's failure to render such services or to give such advice and counsel due to illness or Disability shall not affect his or her right to receive payments under this Plan. The Participant shall be deemed to be an independent contractor during any period in which such advisory, consulting and public relations services are being rendered, and as such shall not be subject to control and direction by the Company, but shall be subject to his or her own control and direction in the performance of such services. The Company shall reimburse the Participant for any reasonable expenses incurred by the Participant in performing such advisory, consulting and public relations services.

(c) Confidentiality. The Participant shall acknowledge, as a condition to the receipt of benefits under this Plan, that:

         (1) It is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company;

         (2) The Participant has acquired Protected Information with respect to the Company and its successors in interest which information is a valuable, special and unique asset of the Company's business and operations and that disclosure of such Protected Information would cause irreparable damage to the Company; and

         (3) The Participant shall not, directly or indirectly, divulge, furnish or make accessible to any person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of the Participant's employment or during any period in which the Participant is rendering post-retirement consulting services pursuant to Section 4.8(b)) nor use in any manner, either during or after termination of employment by the Company, any Protected Information, or cause any such information of the Company to enter the public domain.

         (4) "Protected Information" means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information that has entered the public domain (unless such information entered the public domain through the efforts of or on account of the Participant), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees and customers, which give the Company a competitive advantage over those who do not know the information and techniques and which are protected by the Company from unauthorized disclosure, including but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, pricing policies, and products and services which may be developed from time to time by the Company and its agents or employees.

(d) Non-Solicitation. The Participant shall agree, as a condition to the receipt of benefits hereunder, that the Participant shall not, directly or indirectly, (i) encourage any employee of the Company or an Affiliate to leave their employment with the Company or Affiliate or
         (ii) employ, hire, solicit or cause to be employed or hired or solicited (other than by the Company or an Affiliate), or establish a business with, or encourage others to hire, any person who within two years prior thereto was employed by the Company or an Affiliate.

4.9      OTHER TERMINATION OF SERVICE.

If a Participant incurs a Termination of Service before he or she is eligible for a benefit under Section 4.1, 4.2 or 4.3, he shall forfeit any benefits accrued as of the Termination of Service unless the Committee determines, in its sole discretion, that the Participant shall be vested, in whole or in part, in such benefit. If the Committee determines that such Participant is vested in his or her accrued benefit, the Participant will be deemed to be eligible for an early retirement benefit under Section 4.2.

                    ARTICLE 5. PRE-RETIREMENT DEATH BENEFITS

5.1      ELIGIBILITY.

If a Participant dies before his or her Benefit Commencement Date, the Participant's surviving spouse shall be entitled to a pre-retirement death benefit under this Article 5, even if the Participant has not completed five or more Years of Service at the time of death.

5.2      AMOUNT.

A surviving spouse who is eligible for a pre-retirement death benefit under
Section 5.1 shall be entitled to a monthly life annuity equal to 50 percent of the amount that would have been paid to the Participant under Article 4 if such Participant retired with a single life annuity (with a 10-year certain term) commencing on what would have been the Participant's earliest Benefit Commencement Date under Article 4 had he or she survived to such date, but calculated on the basis of the Participant's Final Average Compensation and Years of Service at the time of his or her death.

5.3      COMMENCEMENT.

The monthly life annuity to the surviving spouse shall commence as soon as practicable following the Participant's death.

5.4      FORM OF PAYMENT.

The amount payable to a surviving spouse under this Article 5 shall be paid in the form of a single life annuity. However, the Plan Administrator may, in its sole and absolute discretion, direct that payment be made in some other form, including installments for a fixed number of years, a single lump sum payment, or a combination of the foregoing. In that event, the benefit paid to the surviving spouse shall be the Actuarial Equivalent of the life annuity, taking into account interest and mortality between the actual benefit commencement date and the Participant's earliest Benefit Commencement Date as well as the form of benefit paid.

                              ARTICLE 6. FINANCING

6.1      FINANCING.

The Plan is intended to constitute an unfunded plan maintained for a "select group of management or highly compensated employees" within the meaning of ERISA
Section 201(2). The benefits under this Plan shall be paid solely from the general assets of the Employers, and shall not be funded by or paid from a commercial annuity or any other source.

6.2      NO FIDUCIARY RELATIONSHIP.

Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create a trust or fiduciary relationship between an Employer and any Participant or Beneficiary.

6.3      UNSECURED INTEREST.

No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company or an Affiliate. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of an Employer.

                            ARTICLE 7. ADMINISTRATION

7.1      ADMINISTRATION.

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. It may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan's business.

The Plan Administrator shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, determination of eligibility for and amount of any benefit.

Benefits under this Plan shall be paid only if the Plan Administrator decides in its discretion that a Participant or Beneficiary is entitled to them.

The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies or omissions by general rule or particular decision, all in its sole and absolute discretion.

To the extent permitted by law, all findings of fact, determinations, interpretations and decisions of the Plan Administrator shall be conclusive and binding under all persons having or claiming to have any interest or right under the Plan.

7.2      ASSISTANCE.

The Plan Administrator may, in its sole and absolute discretion, delegate any of its powers and duties under this Plan to one or more individuals. In such a case, every reference in the Plan to the Plan Administrator shall be deemed to include such individuals with respect to matters within their jurisdiction.

7.3      APPEALS FROM DENIAL OF CLAIMS.

If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice of the denial. The Plan Administrator shall give this notice in writing within a reasonable period of time after receipt of the claim. This period will not exceed 90 days after receipt of the claim, except that if the Plan Administrator determines that special circumstances require an extension of time, the period may be extended up to an additional 90 days. Written notice of the extension shall be furnished to the claimant prior to termination of the initial 90-day period, and it shall indicate the special circumstances requiring an extension of time and the date by which the benefit determination is expected.

Notice of any claim denial shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

(a)      specific reason or reasons for the denial;

(b)      reference to specific Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary;

(d) an explanation that a full and fair review by the Plan Administrator of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Plan Administrator, within 60 days after such notice has been received, a written request for review; and

(e)      a statement of the claimant's right to bring a civil action under ERISA
         Section 502(a) following an adverse decision upon review.

If a claimant, files a written request for review of a denied claim, the claimant or his or her authorized representative may request, free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim and may submit written comments, documents, records, and other information relevant to the claim within the 60-day period specified above. The notice of claim denial shall include a statement of the claimants rights to review and submit information pursuant to this paragraph.

The review by the Plan Administrator shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim without regard to whether such material was submitted or considered as part of the initial determination. The decision of the Plan Administrator upon review shall be made promptly, and not later than 60 days after the Plan Administrator's receipt of the request for review. However, if the Plan Administrator determines that special circumstances require an extension of time, this period may be extended up to an additional 60 days. Written notice of the extension shall be furnished to the claimant prior to termination of the initial 60-day period, and it shall indicate the special circumstances requiring an extension of time and the date by which the decision on review is expected.

If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall be written in a manner calculated to be understood by the claimant. The decision shall include specific reasons for the denial; references to specific Plan provisions on which the denial is based; a statement that the claimant may request, free of charge, reasonable access to and copies of all documents, record, and other information relevant to the claim; and a statement of the claimant's right to bring a civil action under ERISA Section 502(a).

7.4      TAX WITHHOLDING.

The Employers may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to the payment and any sum the Employers may reasonably estimate as necessary to cover any taxes for which they may be liable and that may be assessed with regard to the payment.

7.5      EXPENSES.

The Employers shall pay all expenses incurred in the administration of the Plan.

7.6      RIGHT OF OFFSET.

The Company shall have the right to offset any amounts payable to a Participant under the Plan by any amount necessary to reimburse the Employer for liabilities or obligations of the Participant to the Employer, including for amounts misappropriated by the Participant.

         ARTICLE 8. ADOPTION BY AN AFFILIATE; AMENDMENT AND TERMINATION

8.1      ADOPTION BY AN AFFILIATE.

An Affiliate may adopt the Plan by action of its board of directors or authorized officers or representatives, subject to the approval of the Board.

8.2      AMENDMENT AND TERMINATION.

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time, and for any reason, by action of the Board. However, no amendment or termination shall have the effect of reducing the vested benefits accrued by a Participant prior to the date of the amendment or termination.

Notwithstanding the foregoing, following a Change in Control, the Plan may not be terminated or amended in any manner that is adverse to the interest of a Participant or his or her or Beneficiary, without the consent of the Participant or Beneficiary, as applicable.

                       ARTICLE 9. MISCELLANEOUS PROVISIONS

9.1      NO CONTRACT OF EMPLOYMENT.

Nothing contained in the Plan shall be construed to give any Executive the right to be retained in the service of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discharge an Executive at any time.

9.2      NON-ALIENATION.

No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge shall be void. Benefits shall not be in any manner subject to the debts, contracts, liabilities, engagements, or torts of, or claims against, any Participant or Beneficiary, including claims of creditors, claims for alimony or support, and any other like or unlike claims.

9.3      SEVERABILITY.

If any provisions of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.4      APPLICABLE LAW.

Except to the extent preempted by applicable federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Michigan.

9.5      RECEIPT AND RELEASE.

Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Employers and the Plan Administrator under the Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Plan Administrator to be legally incapacitated by reason or physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employer or the Company to follow the application of such funds.

9.6      INTEGRATION.

This Plan sets forth the entire agreement of the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written.

9.7      SUCCESSORS AND ASSIGNS.

The obligations of the Company under this Plan shall continue and be binding upon the successors and assigns of the Company.

IN WITNESS WHEREOF, the authorized persons have signed this document on behalf of the Company on December 27, 2002, effective as of 12:01 a.m. on January 1, 2003.

                                             DURA AUTOMOTIVE SYSTEMS, INC.

ATTEST:

                                             By:  /s/ Scott Rued
                                                  ---------------
                                             Its: Scott Rued

By:  /s/ J. Bryan Williams
    ---------------------
Its: J. Bryan Williams
     -----------------

                                    EXHIBIT A

Persons covered by a Key Employee Continuation & Benefits Agreement (terminated effective as of 11:59 p.m. on December 31, 2002):

                                 Karl F. Storrie
                                   David Bovee
                               John Knappenberger
                                   Milt Kniss

                                    EXHIBIT B

                     Plan Participants as of January 1, 2003

                                 Karl F. Storrie
                                   David Bovee
                                John Knappenberger
                                    Milt Kniss
                    Lawrence A. Denton (as of February 10, 2003)

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
ARTICLE 1.  THE PLAN                                                                  2

   1.1      Establishment Of The Plan...........................................      2
   1.2      Purpose Of The Plan.................................................      2
   1.3      Applicability Of The Plan...........................................      2

ARTICLE 2.  DEFINITIONS.........................................................      3

   2.1      Actuarial Equivalent................................................      3
   2.2      Affiliate...........................................................      3
   2.3      Beneficiary.........................................................      3
   2.4      Benefit Commencement Date...........................................      4
   2.5      Board...............................................................      5
   2.6      Cause...............................................................      5
   2.7      Change In Control...................................................      5
   2.8      Code................................................................      7
   2.9      Committee...........................................................      7
   2.10     Company.............................................................      7
   2.11     Compensation........................................................      7
   2.12     Disability..........................................................      7
   2.13     ERISA...............................................................      7
   2.14     Employer............................................................      7
   2.15     Executive...........................................................      7
   2.16     Final Average Compensation..........................................      8
   2.17     Normal Retirement Date..............................................      8
   2.18     Participant.........................................................      8
   2.19     Period of Military Duty.............................................      8
   2.20     Period of Severance.................................................      8
   2.21     Plan................................................................      8
   2.22     Plan Administrator..................................................      8
   2.23     Plan Year...........................................................      9
   2.24     Severance Date......................................................      9
   2.25     Termination of Service..............................................      9
   2.26     Years of Service....................................................      9

ARTICLE 3.  PARTICIPATION.......................................................     10

   3.1      Eligibility.........................................................     10
   3.2      Duration............................................................     10
   3.3      Change in Control...................................................     10


ARTICLE 4.  RETIREMENT BENEFITS.................................................     10

   4.1      Normal Retirement Benefits..........................................     10
   4.2      Early Retirement Benefits...........................................     11
   4.3      Disability Retirement Benefits......................................     11
   4.4      Form of Payment.....................................................     12
   4.5      Change in Control...................................................     14
   4.6      Reemployment........................................................     14
   4.7      Forfeiture of Benefits..............................................     15
   4.8      Conditions to Payment of Benefits...................................     15
   4.9      Other Termination of Services.......................................     17

ARTICLE 5.  PRE-RETIREMENT DEATH BENEFITS.......................................     17

   5.1      Eligibility.........................................................     17
   5.2      Amount..............................................................     17
   5.3      Commencement........................................................     18
   5.4      Form of Payment.....................................................     18

ARTICLE 6.  FINANCING...........................................................     18

   6.1      Financing...........................................................     18
   6.2      No Fiduciary Relationship...........................................     18
   6.3      Unsecured Interest..................................................     18

ARTICLE 7.  ADMINISTRATION......................................................     19

   7.1      Administration......................................................     19
   7.2      Assistance..........................................................     19
   7.3      Appeals From Denial of Claims.......................................     19
   7.4      Tax Withholding.....................................................     21
   7.5      Expenses............................................................     21
   7.6      Right of Offset.....................................................     21

ARTICLE 8.  ADOPTION BY AN AFFILIATE; AMENDMENT AND TERMINATION.................     21

   8.1      Adoption By an Affiliate............................................     21
   8.2      Amendment and Termination...........................................     21

ARTICLE 9.  MISCELLANEOUS PROVISIONS............................................     21

   9.1      No Contract of Employment...........................................     21
   9.2      Non-Alienation......................................................     22
   9.3      Severability........................................................     22
   9.4      Applicable Law......................................................     22
   9.5      Receipt and Release.................................................     22
   9.6      Integration.........................................................     22
   9.7      Successors and Assigns..............................................     22